CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$6,863,100	$936.13
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated October 12, 2012 (To the Prospectus dated August 31, 2010 and Prospectus Supplement dated May 27, 2011) Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-169119

BarclaysBankPLCTriggerPhoenixAutocallableOptimizationSecurities
$6,863,100 linked to the shares of the iShares® Russell 2000 Index Fund due on or about October 18, 2017

Investment Description

Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the shares of the iShares® Russell 2000 Index Fund (the “underlying equity”). Barclays Bank PLC will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for that month. Barclays Bank PLC will automatically call the Securities prior to maturity if the closing price of the underlying equity on any Observation Date (monthly, beginning after 1 year) is equal to or greater than the closing price of the underlying equity on the Trade Date (the “Initial Price”). If the Securities are called, Barclays Bank PLC will repay the principal amount of your Securities plus pay the contingent coupon for that month, and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the closing price of the underlying equity on the Final Valuation Date (the “Final Price”) is equal to or greater than the Trigger Price (which is set to equal the Coupon Barrier), Barclays Bank PLC will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final month. If the Final Price of the underlying equity is less than the Trigger Price, Barclays Bank PLC will pay you less than the full principal amount of your Securities, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity over the term of the Securities, and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If Barclays Bank PLC were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Contingent Coupon — Barclays Bank PLC will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will accrue or be paid for that month.
❑	Automatic Call — Barclays Bank PLC will automatically call the Securities and repay your principal amount plus the contingent coupon otherwise due for that month if the closing price of the underlying equity on any monthly Observation Date beginning after one year is greater than or equal to the Initial Price. If the Securities are not called, investors will have the potential for downside market exposure to the underlying equity at maturity.
❑	Contingent Repayment of Principal Amount at Maturity — If you hold the Securities to maturity, the Securities have not been called on any Observation Date and the underlying equity closes at or above the Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay your full principal amount. If the underlying equity closes below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the full negative Underlying Return. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates

Trade Date:	October 12, 2012
Settlement Date:	October 17, 2012
Observation Dates[1]:	Monthly, commencing
November 13, 2012
(callable beginning
October 18, 2013)
Final Valuation Date[1]:	October 12, 2017
Maturity Date[1]:	October 18, 2017

[1]	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offerings

These final terms relate to the Trigger Phoenix Autocallable Optimization Securities we are offering. The Securities are linked to the shares of the iShares® Russell 2000 Index Fund. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Contingent Coupon Rate	Initial Price	Coupon Barrier	Trigger Price	CUSIP/ ISIN
Shares of the iShares® Russell 2000 Index Fund	8.33% per annum	$82.07	$53.35, which is	$53.35, which is	06742A628/
			65% of the Initial Price	65% of the Initial Price	US06742A6284

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Shares of the iShares® Russell 2000 Index Fund	$6,863,100	$10.00	$171,577.50	$0.25	$6,691,522.50	$9.75

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm
t	Prospectus supplement dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Trigger Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
t	You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying equity.
t	You believe the underlying equity will close at or above the applicable Coupon Barrier on the specified Observation Dates.
t	You are willing to hold securities that will be called on the earliest Observation Date after 1 year on which the underlying equity closes at or above its Initial Price, or you are otherwise willing to hold such securities to maturity, a term of 5 years, and accept that there may be little or no secondary market for the Securities.
t	You understand and accept that you will not participate in any appreciation of the underlying equity, which may be significant, and are willing to make an investment whose return is limited to the applicable contingent coupon payments.
t	You are willing to invest in the Securities based on the applicable Contingent Coupon Rate specified on the cover of this pricing supplement.
t	You are willing to forgo any dividends paid on the underlying equity.
t	You do not seek guaranteed current income from this investment.
t	You are willing to assume the credit risk of Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations, you may not receive any payments due to you, including any repayment of principal.

The Securities may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
t	You seek an investment designed to provide a full return of principal at maturity.
t	You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the underlying equity.
t	You do not believe the underlying equity will close at or above the Coupon Barrier on any one of the specified Observation Dates, or you believe the underlying equity will close below the applicable Trigger Price on the Final Valuation Date.
t	You seek an investment that participates in the full appreciation of the underlying equity and whose return is not limited to the applicable contingent coupon payments.
t	You are unwilling to invest in the Securities based on the applicable Contingent Coupon Rate specified on the cover of this pricing supplement.
t	You are unable or unwilling to hold securities that will be called on the earliest Observation Date after 1 year on which the underlying equity closes at or above its Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 5 years, and seek an investment for which there will be an active secondary market.
t	You prefer to receive any dividends paid on the underlying equity.
t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
t	You seek guaranteed current income from your investment.
t	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page PS-5 as well as the “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms[1]

Issuer:	Barclays Bank PLC
Principal Amount	$10.00 per Security (subject to minimum investment of 100 Securities)
per Security:
Term:	5 years, unless called earlier
Underlying Equity[2]:	The shares of the iShares® Russell 2000 Index Fund,
Call Feature:	The Securities will be called if the closing price of the underlying equity on any Observation Date beginning after 1 year (October 18, 2013) is at or above the Initial Price. If the Securities are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the contingent coupon otherwise due on the related Coupon Payment Date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.
Observation Dates[3]:	The first Observation Date will occur on or about November 13, 2012; Observation Dates will occur monthly thereafter as listed in the “Observation Dates/Coupon Payment Dates/Call Settlement Dates” section below. The final
Observation Date, October 12, 2017, will be the “Final Valuation Date.”
Call Settlement	Two (2) business days following the applicable Observation Date; provided however, if the Securities are called
Dates:	on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Contingent Coupon:	If the closing price of the underlying equity is equal to or greater than the Coupon Barrier on any
Observation Date, Barclays Bank PLC will pay you the contingent coupon applicable to such Observation Date.
If the closing price of the underlying equity is less than the Coupon Barrier on any Observation Date, the contingent coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Coupon Payment Date.
The contingent coupon will be a fixed amount based upon equal monthly instalments at the Contingent Coupon
Rate, which is a per annum rate.
Coupon Barrier:	A percentage of the Initial Price of the underlying equity, as specified on the first page of this pricing supplement.
Coupon Payment	Two (2) business days following the applicable Observation Date; provided however, the final Coupon Payment
Dates:	Date will be the Maturity Date.
Contingent Coupon	The Contingent Coupon Rate per annum for the Securities linked to the shares of the iShares® Russell 2000
Rate:	Index Fund is 8.33% per annum.
The table below sets forth the contingent coupon for each Security that is payable for each Observation Date on which the closing price of the Underlying Equity is greater than or equal to the Coupon Barrier. Amounts have been rounded for ease of analysis.
Contingent Coupon
$0.0694
Payment at Maturity	If the Securities are not called and the Final Price is above or equal to the Trigger Price (which equals
(per Security):	the Coupon Barrier) on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the
Maturity Date equal to $10.00 per $10.00 principal amount Security plus the contingent coupon otherwise due for the final month.
If the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date,
Barclays Bank PLC will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:
$10.00 × (1 + Underlying Return)
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.
Underlying Return:	Final Price – Initial Price
Initial Price
Trigger Price:	A percentage of the Initial Price of the underlying equity, as specified on the first page of this pricing supplement.
Initial Price:	The closing price of the underlying equity on the Trade Date, as specified on the first page of this pricing supplement.
Final Price:	The closing price of the underlying equity on the Final Valuation Date.
Closing Price:	On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]	For a description of adjustments that may affect the reference asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.
[3]	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY CONTINGENT COUPON, PAYMENTS IN RESPECT OF AN AUTOMATIC CALL AND ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates/Coupon Payment Dates/Call Settlement Dates

	Coupon Payment		Coupon Payment		Coupon Payment
	Dates/Call		Dates/Call		Dates/Call
Observation Dates	Settlement Dates*	Observation Dates	Settlement Dates*	Observation Dates	Settlement Dates*
November 13, 2012*	November 15, 2012	July 14, 2014	July 16, 2014	March 14, 2016	March 16, 2016
December 12, 2012*	December 14, 2012	August 12, 2014	August 14, 2014	April 12, 2016	April 14, 2016
January 14, 2013*	January 16, 2013	September 12, 2014	September 16, 2014	May 12, 2016	May 16, 2016
February 12, 2013*	February 14, 2013	October 14, 2014	October 16, 2014	June 13, 2016	June 15, 2016
March 12, 2013*	March 14, 2013	November 12, 2014	November 14, 2014	July 12, 2016	July 14, 2016
April 12, 2013*	April 16, 2013	December 12, 2014	December 16, 2014	August 12, 2016	August 16, 2016
May 13, 2013*	May 15, 2013	January 12, 2015	January 14, 2015	September 12, 2016	September 14, 2016
June 12, 2013*	June 14, 2013	February 12, 2015	February 17, 2015	October 12, 2016	October 14, 2016
July 12, 2013*	July 16, 2013	March 12, 2015	March 16, 2015	November 14, 2016	November 16, 2016
August 12, 2013*	August 14, 2013	April 13, 2015	April 15, 2015	December 12, 2016	December 14, 2016
September 12, 2013*	September 16, 2013	May 12, 2015	May 14, 2015	January 12, 2017	January 17, 2017
October 18, 2013	October 22, 2013	June 12, 2015	June 16, 2015	February 13, 2017	February 15, 2017
November 12, 2013	November 14, 2013	July 13, 2015	July 15, 2015	March 13, 2017	March 15, 2017
December 12, 2013	December 16, 2013	August 12, 2015	August 14, 2015	April 12, 2017	April 17, 2017
January 13, 2014	January 15, 2014	September 14, 2015	September 16, 2015	May 12, 2017	May 16, 2017
February 12, 2014	February 14, 2014	October 13, 2015	October 15, 2015	June 12, 2017	June 14, 2017
March 12, 2014	March 14, 2014	November 12, 2015	November 16, 2015	July 12, 2017	July 14, 2017
April 14, 2014	April 16, 2014	December 14, 2015	December 16, 2015	August 14, 2017	August 16, 2017
May 12, 2014	May 14, 2014	January 12, 2016	January 14, 2016	September 12, 2017	September 14, 2017
June 12, 2014	June 16, 2014	February 12, 2016	February 17, 2016	October 12, 2017	October 18, 2017

*	The Securities are not callable until the twelfth Observation Date, which is October 18, 2013. Thus, the first Call Settlement Date will be on or around October 22, 2013.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

t	You may lose some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Securities are not called, the Issuer will only pay you the principal amount of your Securities if the Final Price of the underlying equity is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Securities are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the negative Underlying Return.
t	You may not receive any contingent coupons — Barclays Bank PLC will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying equity on an Observation Date is less than the Coupon Barrier, Barclays Bank PLC will not pay you the contingent coupon applicable to such Observation Date. If the closing price of the underlying equity is less than the Coupon Barrier on each of the Observation Dates, Barclays Bank PLC will not pay you any contingent coupons during the term of the Securities, and you will not receive a positive return on your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.
t	Reinvestment risk — If your Securities are called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.
t	Contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment even if the price of the underlying equity is above the Trigger Price.
t	Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equity — The return potential of the Securities is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the closing price of the underlying equity has equaled or exceeded the Coupon Barrier prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Securities could be called as early as the twelfth Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be exposed to the underlying equity’s decline even though you cannot participate in any potential appreciation in the price of the underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.
t	Higher Contingent Coupon Rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the Trade Date that the price of the underlying equity could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for that security. However, while the Contingent Coupon Rate is set on the Trade Date, the underlying equity’s volatility may change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.
t	Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including contingent coupons and payments in respect of an automatic call or any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.
t	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.
t	Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, as a holder of the Securities, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the underlying equity or stocks comprising the underlying equity would have. Further, you will not participate in any appreciation of the underlying equity, which could be significant even though you may be exposed to any decline of the underlying equity at maturity.
t	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Barclays Bank PLC.

t	Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity — While the payment at maturity for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.
t	Dealer incentives — We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.25 per Security to the principals, agents and dealers in connection with the distribution of the Securities.
t	Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity and the stocks comprising the underlying equity, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the underlying equity.
t	Antidilution adjustments — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the amount payable at maturity. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.
t	Potential Barclays Bank PLC impact on market price of underlying equity — Trading or transactions by Barclays Bank PLC or its affiliates in the underlying equity, stocks comprising the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity or stocks comprising the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.
t	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
t	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.
t	Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities at a rate that may exceed the contingent coupon payments (if any) that you receive on the Securities and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Securities could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income at a rate that may exceed the contingent coupon payments you receive on the Securities. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupons and capital loss (if any) upon the sale or maturity of your Securities may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.
t	Many economic and market factors will impact the value of the Securities — In addition to the price of the underlying equity on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
t	the expected volatility of the underlying equity, the underlying index and securities comprising the underlying index;
t	the time to maturity of the Securities;
t	the dividend rate underlying the underlying equity;
t	interest and yield rates in the market generally;
t	a variety of economic, financial, political, regulatory or judicial events;
t	the supply and demand for the Securities; and
t	our creditworthiness, including actual or anticipated downgrades in our credit ratings

t	Certain features of exchange-traded funds will impact the value of the underlying equity and the value of the Securities —
t	Management risk. This is the risk that the investment strategy for the underlying equity, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in or linked to an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because exchange-traded funds are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of an exchange-traded fund could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.
t	Derivatives risk. Exchange-traded funds may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus an exchange-traded fund’s losses, and, as a consequence, the losses of your Securities, may be greater than if the exchange-traded fund invested only in conventional securities.
t	The underlying equity may underperform the underlying index — The performance of the exchange-traded fund may not replicate the performance of, and may underperform, the underlying index. Exchange-traded funds will reflect transaction costs and fees that will reduce their relative performances. Moreover, it is also possible that the underlying equity may not fully replicate or may, in certain circumstances, diverge significantly from the performance of their respective underlying assets or indices. Because the return on your Securities is linked to the performance of the underlying equity and not its underlying assets, the return on your Securities may be less than that of an alternative investment linked directly to the underlying assets of the Securities or the stocks comprising the underlying index.
t	The Securities are linked to the IWM Fund and are subject to small-capitalization companies risk — The IWM Fund will invest in companies that will be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the IWM Fund’s share price may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the IWM Fund to buy and sell them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Hypothetical Examples of how the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions. The actual terms for the Securities offering are as described on the cover of this pricing supplement. Numbers in the examples below have been rounded for ease of analysis:

Principal Amount:	$10.00
Term:	5 years
Initial Price:	$80.00
Contingent Coupon Rate:	8.00% per annum (or 0.67% per month)
Contingent Coupon:	$0.067 per month
Observation Dates:	Observation Dates will occur monthly as set forth under “Final Terms” in this pricing supplement and will be callable beginning on the twelfth observation date.
Coupon Barrier:	$52.00 (which is 65% of the Initial Price)
Trigger Price:	$52.00 (which is 65% of the Initial Price)

Example 1 — Securities are Called on the Twelfth Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$85.00	Closing price of underlying equity above Initial Price, Securities NOT called;
		above Coupon Barrier, Issuer pays contingent coupon payment of $0.067 on
		first Coupon Payment Date.
Second Observation Date	$50.00	Closing price of underlying equity below Initial Price, Securities NOT called;
		below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on
		second Coupon Payment Date.
Third to Eleventh	Various	Closing price of underlying equity below Initial Price, Securities NOT called;
Observation Dates		above Coupon Barrier, Issuer pays contingent coupon payment of $0.067 on
		each consecutive Coupon Payment Date from the third to the eleventh
		Observation Dates.
Twelfth Observation Date	$85.00	Closing price of underlying equity at or above Initial Price, Securities are called; Issuer repays principal plus pays contingent coupon payment of $
		0.067 on Call Settlement Date.

Total Payment (per $10.00 Security):		$10.737 (7.37% total return on the Securities)

Because the closing price of the underlying equity is equal to or greater than the Initial Price on the twelfth Observation Date (which is approximately 1 year after the trade date and is the first Observation Date on which the Securities are callable), the Securities are called on the twelfth Observation Date. The Issuer will pay you on the Call Settlement Date $10.067 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the twelfth Observation Date.

In addition, because the closing price of the underlying equity was equal to or greater than the Coupon Barrier on the first and third through eleventh Observation Dates, the Issuer will pay the contingent coupon payment of $0.067 on the first and each of the third through eleventh Coupon Payment Dates. However, because the closing price of the underlying equity was less than the Coupon Barrier on the second Observation Date, the Issuer will not pay any contingent coupon payment on the Coupon Payment Date following the second Observation Date.

Example 2 — Securities are NOT Called and the Final Price is above the Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$60.00	Closing price of underlying equity below Initial Price, Securities NOT called;
		above Coupon Barrier, Issuer pays contingent coupon payment of $0.067 on
		first Coupon Payment Date.
Second Observation Date	$33.00	Closing price of underlying equity below Initial Price, Securities NOT called;
		below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on
		second Coupon Payment Date.
Third Observation Date	$29.00	Closing price of underlying equity below Initial Price, Securities NOT called;
		below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on
		third Coupon Payment Date.
Fourth to Fifty-Ninth	Various	Closing price of underlying equity below Initial Price, Securities NOT called;
Observation Dates		below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on
		any Coupon Payment Date from the fourth to the fifty-ninth Observation
		Dates.
Sixtieth Observation Date	$67.00	Closing price of underlying equity below Initial Price, Securities NOT called;
(the Final Valuation Date)		Final Price above Trigger Price and Coupon Barrier, Issuer repays principal plus pays contingent coupon payment of $0.067 on Maturity Date.

Total Payment (per $10.00 Security):		$10.134 (1.34% total return on the Securities)

Because the closing price of the underlying equity was less than the Initial Price on each Observation Date on and after the twelfth Observation Date (which is approximately 1 year after the trade date and is the first Observation Date on which the Securities are callable), the Securities are not called. Because the Final Price is equal to or greater than the Trigger Price and Coupon Barrier, at maturity, the Issuer will pay you $10.067 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the sixtieth Observation Date.

In addition, because the closing price of the underlying equity was equal to or greater than the Coupon Barrier on the first Observation Date, the Issuer will pay the contingent coupon payment of $0.067 on the first Coupon Payment Date. However, because the closing price of the underlying equity was less than the Coupon Barrier on the second Observation Date, the third Observation Date and on the fourth through fifty-ninth Observation Dates, the Issuer will not pay any contingent coupon payment on the Coupon Payment Dates following the second Observation Date, the third Observation Date and on the fourth through fifty-ninth Observation Dates.

Example 3 — Securities are NOT Called and the Final Price is below the Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$40.00	Closing price of underlying equity below Initial Price, Securities NOT called;
		below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on
		first Coupon Payment Date.
Second Observation Date	$35.00	Closing price of underlying equity below Initial Price, Securities NOT called;
		below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on
		second Coupon Payment Date.
Third Observation Date	$47.00	Closing price of underlying equity below Initial Price, Securities NOT called;
		below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on
		third Coupon Payment Date.
Fourth to Fifty-Ninth	Various	Closing price of underlying equity below Initial Price, Securities NOT called;
Observation Dates		below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment
		on any Coupon Payment Dates from the fourth to the fifty-ninth Observation
		Dates.
Sixtieth Observation Date	$36.00	Closing price of underlying equity below Initial Price, Securities NOT called;
(the Final Valuation Date)		below Coupon Barrier and Trigger Price, Issuer DOES NOT pay contingent
		coupon payment on Maturity Date, and Barclays Bank PLC will repay less
		than the principal amount resulting in a loss proportionate to the decline of
		the underlying equity.

Total Payment (per $10.00 Security):		$4.50 (a 55.00% loss on the Securities)

Because the closing price of the underlying equity is less than the Initial Price on each Observation Date on and after the twelfth Observation Date (which is approximately 1 year after the trade date and is the first Observation Date on which the Securities are callable), the Securities are not called. Because the Final Price is less than the Trigger Price on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount, calculated as follows:

$10.00 × (1 + Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing price of the underlying equity is less than the Coupon Barrier on each Observation Date, the Issuer will not pay any contingent coupon payments over the term of the Securities.

What are the material tax consequences of the Securities?

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities).

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a contingent income bearing executory contract with respect to the underlying equity.

If your Securities are properly treated as a contingent income bearing executory contract, it would be reasonable (i) to treat any contingent coupon payments you receive on the Securities as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to a contingent coupon payment) and your basis in the Securities for U.S. federal income tax purposes. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale or maturity of your Securities may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE SECURITIES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Securities over their term based on the comparable yield and projected payment schedule for the Securities and pay tax accordingly, even though these amounts may exceed the contingent coupon payments (if any) that are made on the Securities. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Securities would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Securities would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Securities could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the underlying equity that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

It is also possible that (i) you should not include the contingent coupon payments in income as you receive them and instead you should reduce your basis in your Securities by the amount of the contingent coupon payments that you receive; (ii) you should not include the contingent coupon payments (if any) in income as you receive them and instead, upon the sale, redemption or maturity of your Securities, you should recognize short-term capital gain or loss in an amount equal to the difference between (a) the amount of the contingent coupon payments made to you over the term of the Securities (including any contingent coupon payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to a contingent coupon payment) and (b) the excess (if any) of (1) the amount you paid for your Securities over (2) the amount of cash you receive upon sale, redemption or maturity (other than amounts attributable to a contingent coupon payment); or (iii) if a contingent coupon payment is made at redemption or maturity, such contingent coupon payment should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at redemption or maturity.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Non-U.S. Holders. Barclays currently does not withhold on coupon payments to non-U.S. holders in respect of instruments such as the Securities. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any contingent coupon at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations— Information Reporting and Backup Withholding “ in the accompanying prospectus supplement.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certifications prior to, or upon the sale, redemption or maturity of the Securities in order to avoid or minimize withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Securities when these regulations are finalized.

Information about iShares® Russell 2000 Index Fund (the “Underlying Equity”)

General

We have derived all information contained in these preliminary terms regarding the iShares® Russell 2000 Index Fund (the “IWM Fund” or the “underlying equity”) including, without limitation, its make-up, method of calculation and changes in its components, from the IWM Fund’s prospectus dated August 1, 2012 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares®, Inc., BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The IWM Fund is an investment portfolio maintained and managed by iShares®, Inc. BFA is currently the investment adviser to the IWM Fund. The IWM Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IWM.” iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the underlying equity. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 0333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, Inc., BFA and the IWM Fund, please see the IWM Fund’s prospectus. In addition, information about iShares® and the IWM Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings related to the IWM Fund, any information contained on the iShares® website, or of any other publicly available information about the IWM Fund. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, these preliminary terms.

Investment Objective and Strategy

The IWM Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small capitalization sector of the U.S. equity market, as measured by the Russell 2000® Index (the “Russell 2000” or the “underlying index”). The IWM Fund’s underlying index represents the approximately 2,000 smallest companies in the Russell 3000® Index. The IWM Fund’s underlying index was developed by Russell Investments (“Russell”) to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000, please see “Description of the Underlying Index” below.

As of October 9, 2012, the IWM Fund held stocks of U.S. companies in the following industry sectors: Financial Services (22.99%), Consumer Discretionary (15.13%), Technology (13.55%), Producer Durables (13.60%), Health Care (13.55%), Materials & Processing (7.38%), Energy (6.00%), Utilities (5.57%), Consumer Staples (3.26%), S-T Securities (0.07%) and Other Securities (0.26%).

The IWM Fund uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the IWM Fund’s underlying index. The IWM Fund generally invests at least 90% of its assets in securities of the IWM Fund’s underlying index and depository receipts representing securities in the IWM Fund’s underlying index. In addition, the IWM Fund may invest up to 10% of its assets in other securities, including securities not in the IWM Fund’s underlying index, but which BFA believes will help the IWM Fund track the IWM Fund’s underlying index, futures contracts, options on futures contracts, other types of options and swaps related to the IWM Fund underlying index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

The IWM Fund pursues a “representative sampling” indexing strategy in attempting to track the performance of the IWM Fund’s underlying index, and generally does not hold all of the equity securities included in the IWM Fund’s underlying index. The IWM Fund invests in a representative sample of securities that collectively has an investment profile similar to the IWM Fund’s underlying index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the IWM Fund’s underlying index.

Correlation

The IWM Fund’s underlying index is a theoretical financial calculation, while the IWM Fund is an actual investment portfolio. The performance of the IWM Fund and the IWM Fund’s underlying index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the IWM Fund’s portfolio and the IWM Fund’s underlying index resulting from legal restrictions (such as diversification requirements) that apply to the IWM Fund but not to the IWM Fund’s underlying index or the use of representative sampling. A figure of 100% would indicate perfect correlation. “Tracking error” is the difference between the performance (return) of the IWM Fund’s portfolio and the IWM Fund’s underlying index. BFA expects that, over time, the IWM Fund’s tracking error will not exceed 5%. The IWM Fund, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The IWM Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the IWM Fund’s underlying index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Securities.

Description of the Underlying Index

All information regarding the Russell 2000® Index (the “underlying index”) set forth in these preliminary terms reflects the policies of, and is subject to change by, Russell Investments (“Russell”). The Russell 2000® Index was developed by Russell and is calculated, maintained and published by Russell. The Russell 2000® Index is reported by Bloomberg under the ticker symbol “RTY <Index>”.

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), it consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and the current index membership) included in the Russell 3000 and represented, as of August 31, 2012, approximately 10% of the total market capitalization of the Russell 3000. The Russell 3000, in turn, comprises the 3,000 largest U.S. companies as measured by total market capitalization, which together represented, as of August 31, 2012, approximately 98% of the investable U.S. equity market.

Selection of Stocks Underlying the Russell 2000® Index

Security Inclusion Criteria

t	U.S. company. All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and company stock trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible for this purpose), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by a two-year average daily dollar trading volume (“ADDTV”) from all exchanges within a country. After the HCIs are defined, the next step in the country assignment involves an analysis of assets by location. Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary location of the company’s revenues to cross-compare with the three HCIs and assign a country in a similar manner. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
t	Trading requirements. All securities eligible for inclusion in the Russell 3000 must trade on a major U.S. exchange. Bulletin Board, pink-sheet or over-the-counter traded securities are not eligible for inclusion.

t	Minimum closing price. Stock must trade at or above US$1.00 on their primary exchange on the last trading day in May to be considered eligible for inclusion in the Russell 3000 during annual reconstitution or during initial public offering (IPO) eligibility. If a stock’s closing price is less than US$1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than US$1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above US$1.00 on the last day of their eligibility period in order to qualify for index inclusion.
t	Primary exchange pricing. If a stock, new or existing, does not have a closing price at or above US$1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above US$1.00 on another major U.S. exchange, that stock will be eligible for inclusion.
t	Minimum total market capitalization. Companies with a total market capitalization of less than US$30 million are not eligible for the Russell 2000® Index.
t	Minimum available shares/float requirement. Companies with only a small portion of their shares available in the marketplace are not eligible for the Russell Indices. Companies with 5% or less will be removed from eligibility.
t	Company structure. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies (SPACs) and limited partnerships are excluded from inclusion in the Russell 3000. Business development companies (BDCs) are eligible.
t	Shares excluded. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrant rights and trust receipts are not eligible for inclusion.
t	Deadline for inclusion. Stocks must be listed on the last trading day in May and Russell must have access to documentation on that date supporting the company’s eligibility for inclusion. This information includes corporate description, verification of incorporation, number of shares outstanding and other information needed to determine eligibility. IPOs will be considered for inclusion on a quarterly basis.

All Russell indices, including the Russell 2000® Index, are reconstituted annually to reflect changes in the marketplace. The companies that meet the eligibility criteria are ranked on the last trading day of May of every year based on market capitalization using data available at that time, with the reconstitution taking effect as of the first trading day following the last Friday of June of that year. If the last Friday in June is the 28th, 29th or 30th day of June, reconstitution will occur the Friday prior.

Market Capitalization

The primary criteria used to determine the initial list of common stocks eligible for inclusion in the Russell 3000, and thus the Russell 2000® Index, is total market capitalization, which is calculated by multiplying the total outstanding shares by the market price as of the last trading day in May for those securities being considered for the purposes of the annual reconstitution. IPO eligibility is determined each quarter.

t	Determining total shares outstanding. Only common stock is used to determine market capitalization for a company. Any other form of shares, including preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.
t	Determining price. During each annual reconstitution, the last traded price on the last trading day in May of that year from the primary exchange is used to determine market capitalization. If a security does not trade on its primary exchange, the lowest price from another major U.S. exchange is used. In the case where multiple share classes exist, the primary trading vehicle is identified and used to determine price. For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, and its associated price and trading symbol will be included in the Russell 2000® Index.

Capitalization Adjustments

A security’s shares are adjusted to include only those shares available to the public, often referred to as “free float”. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in all Russell indices, including the Russell 2000® Index, by their float-adjusted market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization:

t	Cross ownership. Shares held by another member of a Russell index are considered cross-owned and all such shares will be adjusted regardless of percentage held.
t	Large corporate and private holdings. Shares held by another listed company (non-member) or private individuals will be adjusted if greater than 10% of shares outstanding. Share percentage is determined either by those shares held by an individual or a group of individuals acting together. For example, officers and directors holdings would be summed together to determine if they exceed 10%. However, not included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds.
t	Employee stock ownership plan shares. Corporations that have employee stock ownership plans that comprise 10% or more of the shares outstanding are adjusted.
t	Unlisted share classes. Classes of common stock that are not traded on a U.S. exchange are adjusted.
t	IPO lock-ups. Shares locked-up during an IPO are not available to the public and are thus excluded from the market value at the time the IPO enters the Russell indices.

t	Government holdings. Holdings listed as “government of” are considered unavailable and will be removed entirely from available shares. Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%. Any holding by a government pension fund is considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Russell 2000® Index

Changes to all Russell U.S. indices, including the Russell 2000® Index, are made when an action is final.

t	“No replacement” rule. Securities that leave the Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over a year may fluctuate according to corporate activity.
t	Mergers and acquisitions. Merger and acquisition activity results in changes to the membership and weighting of members within the Russell 2000® Index.
t	Re-incorporations. Members of the Russell 2000® Index that are re-incorporated to another country are analyzed for country assignment the following year during reconstitution, as long as they continue to trade in the U.S. Companies that re-incorporate and no longer trade in the U.S. are immediately deleted from the Russell 2000® Index and placed in the appropriate country within the Russell Global Index. Those that re-incorporate to the U.S. during the year will be assessed during reconstitution for membership. f Re-classifications of shares (primary vehicles). Primary vehicles will not be assessed or change outside of a reconstitution period unless the existing class ceases to exist. In the event of extenuating circumstances signaling a necessary primary vehicle change, proper notification will be made.
t	Rights offerings. Rights offered to shareholders are reflected in the Russell 2000® Index the date the offer expires for nontransferable rights and on the ex-date for transferable rights. In both cases, the price is adjusted to account for the value of the right on the ex-date, and shares are increased according to the terms of the offering on that day. Rights issued in anticipation of a takeover event, or “poison pill” rights are excluded from this treatment and no price adjustment is made for their issuance or redemption.
t	Changes to shares outstanding. Changes to shares outstanding due to buyback (including Dutch Auctions), secondary offerings, merger activity with a non- Index member and other potential changes are updated at the end of the month (with the sole exception of June) which the change is reflected in vendor supplied updates and verified by Russell using an SEC filing. For a change in shares to occur, the cumulative change to available shares must be greater than 5%.
t	Spin-offs. The only additions between reconstitution dates are as a result of spin-offs, reincorporations and IPOs. Spin-off companies are added to the Russell 2000® Index if warranted by the market capitalization of the spin-off company.
t	Tender offers. A company acquired as the result of a tender offer is removed when the tender offer has fully expired and it is determined the company will finalize the process with a short form merger. Shares of the acquiring company, if a member of the Russell 2000® Index, will be increased simultaneously.
t	Delisting. Only companies listed on U.S. exchanges are included in the Russell 2000® Index. Therefore, when a company is delisted from a U.S. exchange and moved to over-the-counter trading, the company is removed from the Russell 2000® Index.
t	Bankruptcy and voluntary liquidations. Companies that file for Chapter 7 liquidation bankruptcy or file any other liquidation plan will be removed from the Russell 2000® Index at the time of the filing. Companies filing for a Chapter 11 re-organization bankruptcy will remain a member of the Russell 2000® Index, unless delisted from their primary exchange. In that case, normal delisting rules will apply.
t	Stock distributions. Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date or (2) an undetermined amount of stock based on earnings and profits on a future date. In both cases, a price adjustment is made on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).
t	Dividends. Gross dividends are included in the daily total return calculation of the Russell 2000® Index based on their ex-dates. The ex-date is used rather than the pay-date because the market place price adjustment for the dividend occurs on the ex-date. Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily. The reinvestment and compounding is at the total index level, not at the security level. Stock prices are adjusted to reflect special cash dividends on the ex-date. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as cash.
t	Halted securities. Halted securities are not removed from the Russell 2000® Index until the time they are actually delisted from the exchange. If a security is halted, it remains in the Index at the last traded price from the primary exchange until the time the security resumes trading or is officially delisted.

Additional information on the Russell 2000® Index is available on the following website: http://www.russell.com. No information on the website shall be deemed to be included or incorporated by reference in this preliminary terms.

License Agreement

Barclays Bank PLC has entered into a non-exclusive license agreement with the Russell Investments (“Russell”) whereby we, in exchange for a fee, are permitted to use the Russell 2000 Index and its related trademarks in connection with certain Securities, including the Securities. We are not affiliated with Russell; the only relationship between Russell and us is any licensing of the use of Russell’s indices and trademarks relating to them.

The license agreement between Russell and Barclays Bank PLC provides that the following language must be set forth in the preliminary terms:

“The Securities are not sponsored, endorsed, sold, or promoted by Russell Investments (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in Securities generally or in the Securities particularly or the ability of the Russell 2000® Index (the “Russell 2000 Index”) to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the Securities upon which the Russell 2000 Index is based. Russell’s only relationship to Barclays Bank PLC and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index which is determined, composed and calculated by Russell without regard to Barclays Bank PLC and its affiliates or the Securities. Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Securities.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Russell Investments and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold, or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the Securities.

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the underlying equity on October 12, 2012 was $82.07. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/6/2004	3/31/2004		$59.94	$55.75	$58.77
4/1/2004	6/30/2004		$60.39	$53.41	$58.88
7/1/2004	9/30/2004		$58.09	$51.56	$56.94
10/1/2004	12/31/2004		$65.04	$56.30	$64.70
1/3/2005	3/31/2005		$64.35	$60.22	$61.00
4/1/2005	6/30/2005		$64.08	$56.96	$63.58
7/1/2005	9/30/2005		$68.40	$64.00	$66.36
10/3/2005	12/30/2005		$68.86	$61.62	$66.73
1/3/2006	3/31/2006		$75.97	$68.03	$75.97
4/3/2006	6/30/2006		$77.58	$66.69	$71.66
7/3/2006	9/26/2006		$73.26	$66.70	$71.96
10/2/2006	12/29/2006		$79.35	$71.26	$78.05
1/3/2007	3/30/2007		$82.39	$75.17	$79.51
4/2/2007	6/29/2007		$84.79	$79.75	$82.96
7/2/2007	9/28/2007		$85.74	$75.20	$80.04
10/1/2007	12/31/2007		$84.18	$73.02	$75.92
1/2/2008	3/31/2008		$75.12	$64.30	$68.51
4/1/2008	6/30/2008		$76.17	$68.47	$69.03
7/1/2008	9/30/2008		$75.20	$65.50	$68.39
10/1/2008	12/31/2008		$67.02	$38.58	$49.27
1/2/2009	3/31/2009		$51.27	$34.36	$41.94
4/1/2009	6/30/2009		$53.19	$42.82	$50.96
7/1/2009	9/30/2009		$62.02	$47.87	$60.23
10/1/2009	12/31/2009		$63.36	$56.22	$62.26
1/1/2010	3/31/2010		$69.25	$58.68	$67.81
4/1/2010	6/30/2010		$74.14	$61.08	$61.08
7/1/2010	9/30/2010		$67.67	$59.04	$67.47
10/1/2010	12/31/2010		$79.22	$66.94	$78.23
1/3/2011	3/31/2011		$84.17	$77.18	$84.17
4/1/2011	6/30/2011		$86.37	$77.77	$82.80
7/1/2011	9/30/2011		$85.65	$64.25	$64.25
10/1/2011	12/30/2011		$76.45	$60.97	$73.69
1/2/2012	3/30/2012		$84.41	$74.56	$82.85
4/1/2012	6/29/2012		$83.79	$73.64	$79.65
7/1/2012	9/28/2012		$86.40	$76.68	$83.46
10/1/2012	10/12/2012	*	$84.20	$82.07	$82.07

*	As of the date of this pricing supplement information for the fourth calendar quarter of 2012 includes data for the period from October 1, 2012 through October 12, 2012. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth quarter of 2012.

The graph below illustrates the performance of the underlying equity from January 2, 2003 to October 12, 2012. The dotted line represents the Coupon Barrier and Trigger Price of $53.35, which is equal to 65% of the closing price on October 12, 2012.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information herein obtained from outside sources. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.